UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 29, 2013

Date of report (Date of earliest event reported)

Integrated Device Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12695	94-2669985
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6024 Silver Creek Valley Road, San Jose, California 95138

(Address of principal executive offices) (Zip Code)

(408) 284-8200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On May 29, 2013, Integrated Device Technology, Inc. (“IDT”) and Integrated Device Technology (Malaysia) Sdn. Bhd., a wholly-owned subsidiary of IDT (“IDT Malaysia”), entered into an Asset Purchase Agreement (“Purchase Agreement”) with PMC-Sierra, Inc., a Delaware corporation (“PMC”). IDT, IDT Malaysia and PMC are referred to collectively herein as the “Parties.”

Pursuant to the terms of the Purchase Agreement, IDT has agreed to sell (i) substantially all of the assets that are used by IDT and its subsidiaries in the business of designing, developing, manufacturing, testing, marketing, supporting, maintaining, distributing, provisioning and selling non-volatile memory (flash) controllers and (ii) all technology and intellectual property rights owned by IDT or any of its subsidiaries and used exclusively in, or developed exclusively for use in, (a) switching circuits having the primary function of flexible routing of data from/to multiple switch interface ports, where all switch interface ports conform to the PCIe protocol, or (b) circuits having the primary function of executing all of the capturing, re-timing, re-generating and re-transmitting PCIe signals to help extend the physical reach of the signals in a system (the “Acquisition”).

On May 29, 2013, the Parties also entered into a license agreement, to be effective upon the closing of the Acquisition, whereby IDT and IDT Malaysia will license certain intellectual property rights and technology to PMC, and PMC will license back to IDT and IDT Malaysia certain of the intellectual property rights and technology acquired by PMC in the Acquisition. Upon the closing of the Acquisition, the Parties will also enter into (a) a transition services agreement and (b) a supply agreement, whereby IDT and IDT Malaysia will manufacture certain products for PMC.

Upon the closing of the Acquisition, PMC will pay the purchase price of $100 million in cash, subject to certain purchase price adjustments. The Purchase Agreement contains representations, warranties and indemnities customary for a transaction of this type, with additional covenants which relate to the period between signing and closing with respect to the transferred assets and the operation of the business being acquired.

The Purchase Agreement provides that the consummation of the contemplated Acquisition is subject to the expiration or termination of the regulatory antitrust waiting periods, as well as other customary closing conditions.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Purchase Agreement contains representations and warranties made by the Parties to, and solely for the benefit of, each other. The assertions embodied in the representations and warranties contained in the Purchase Agreement are qualified by information in confidential disclosure schedules provided by the Parties to each other in connection with the signing of the Purchase Agreement. While PMC does not believe that these disclosure schedules contain information that the securities laws require the Parties to publicly disclose, other than information that has already been so disclosed, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties of the Parties set forth in the Purchase Agreement. You should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual state of facts about IDT, IDT Malaysia or PMC, since they were only made as of the date of the Purchase Agreement and are modified in important part by the underlying disclosure schedules. Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between the Parties rather than establishing matters as facts. Finally, information concerning the subject matter of the representations and warranties may have changed since the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Parties’ public disclosures.

On May 29, 2013, IDT issued a press release announcing the Acquisition. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

2.1	Asset Purchase Agreement by and among PMC-Sierra, Inc., Integrated Device Technology, Inc. and Integrated Device Technology (Malaysia) Sdn. Bhd., dated as of May 29, 2013

99.1	Press Release dated May 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2013	INTEGRATED DEVICE TECHNOLOGY, INC.

	By:	/s/ Richard D. Crowley, Jr.
Richard D. Crowley, Jr.
Senior Vice President, Chief Financial Officer
(duly authorized officer)

Exhibit Index

Exhibit No.	Description

2.1	Asset Purchase Agreement by and among PMC-Sierra, Inc., Integrated Device Technology, Inc. and Integrated Device Technology (Malaysia) Sdn. Bhd., dated as of May 29, 2013

99.1	Press Release dated May 29, 2013